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                                                                                                    Exhibit 11


                                          ROCHESTER TELEPHONE CORPORATION
                                                   CONSOLIDATED
                                  COMPUTATION OF NET INCOME PER AVERAGE SHARE OF
                                       COMMON STOCK ON A FULLY DILUTED BASIS


In thousands, except
  per share data.
                                                                     Year Ended December 31,
                                                      1993          1992        1991       1990       1989
                                                      ----          ----        ----       ----       ----
Income applicable to common stock                    $81,533      $68,243     $77,857    $50,743    $82,749

  Add:  Interest on convertible debentures               553          561         562        594        611
                                                     -------      -------     -------    -------    -------
                                                     $82,086      $68,804     $78,419    $51,337    $83,360

  Less:  Increase in related federal income taxes        194          191         191        202        208
                                                     -------      -------     -------    -------    -------

Adjusted income applicable to common stock           $81,892      $68,613     $78,228    $51,135    $83,152
                                                     =======      =======     =======    =======    =======
Total common shares assuming conversion at
  beginning of each period of outstanding Convertible
  Debentures and outstanding Convertible Preferred
  Stock and Stock Options (1)                         33,986       33,583      32,368     30,012     29,426

Net income per average share of common stock on a
  fully diluted basis                                 $ 2.41        $2.04       $2.42      $1.70       2.83


(1) As set forth in Notes 5, 6 and 7 of the Notes to Consolidated Financial Statements.

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